Exhibit 10.24

Second Amendment To Lease – Bluebird Bio/150 Second St., Cambridge MA	Page 1

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (“Second Amendment”) is made as of June 9, 2014, by and between ARE-MA REGION NO. 50, LLC, a Delaware limited liability company (“Landlord”), and BLUEBIRD BIO, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord’s predecessor in interest, 150 Second Street, LLC, and Tenant entered into that certain Lease Agreement dated as of June 3, 2013, as amended by a First Amendment to Lease dated as of November 15, 2013 (the “Lease”), Tenant leased certain premises (the “Original Premises”) located at 150 Second Street, Cambridge, Massachusetts more particularly described in the Lease.

B. Tenant desires to expand the Original Premises demised under the Lease by adding approximately 9,869 rentable square feet (the “Expansion Space”) on the first floor of the Building, for a total rentable square footage from and after the Expansion Commencement Date (as hereinafter defined) of 53,455 rentable square feet, and Landlord is willing to lease the same to Tenant on the terms herein set forth.

C. Landlord and Tenant desire to amend the Lease to add the Expansion Space to the Premises demised under the Lease, to provide for the improvement of such space, and to address other matters more particularly set forth below.

D. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

AGREEMENT

Now, therefore, the parties hereto agree that the Lease is amended as follows:

1. Expansion Space; Tenant’s Share. From and after the Expansion Commencement Date: (a) the Premises demised under the Lease shall be expanded to include the Expansion Space, consisting for all purposes of the Lease of 9,869 rentable square feet on the first floor of the Building, as shown on Exhibit A, together with the additional Tenant’s Share of mechanical, pH and lab-related storage located in the penthouse, first floor and lower level of the Building, as more particularly described in Section 7 below; (b) Tenant’s Share for all purposes of the Lease shall be 43.39%; and (c) except as specifically set forth herein to the contrary, all provisions of the Lease, including, but not limited to Exhibits E, F and H of the Lease, shall apply to the Expansion Space.

2. Delivery of Expansion Space. Tenant shall accept the Expansion Space in their condition as of the date hereof, subject to the terms of Exhibit B (Work Letter) and all applicable Legal Requirements. Tenant’s taking possession of the Expansion Space shall be conclusive evidence that Tenant accepts the Expansion Space and that the Expansion Space was in good condition at the time possession was taken, subject to the provisions of the Work Letter. Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Space, and/or the suitability of the Expansion Space for the conduct of Tenant’s business. Tenant shall have a right of access to the Expansion Space for the purpose of installation of the Tenant

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Improvements from and after the date on which Tenant delivers to Landlord the TI Permit (as defined in the Work Letter), which occupancy shall be subject to all of the terms and conditions of the Lease, as amended hereby, except that Rent as to the Expansion Space shall not commence until the Expansion Rent Commencement Date.

3. Expansion Commencement Date; Expansion Rent Commencement Date. The Term of the Lease with respect to the Expansion Space shall commence on the first to occur of: (a) Substantial Completion of the Tenant Improvements (as defined in Exhibit B); and (b) September 1, 2014 (the “Expansion Commencement Date”). The date for commencement of Base Rent and Additional Rent with respect to the Expansion Space (the “Expansion Rent Commencement Date”) shall be the date which is 90 days following the Expansion Commencement Date (but no later than December 1, 2014). The Term of the Lease as to the entirety of the Premises shall expire on December 31, 2022. The Extension Right set forth in Article 28 of the Lease shall be exercisable in accordance with Article 28 only as to the entirety of the Premises.

4. Rent for Expansion Space. From and after the Expansion Rent Commencement Date, Base Rent, Administration Rent, and Additional Rent shall be payable with respect to the Expansion Space in accordance with the terms of the Lease. Accordingly, the Base Rent for the Premises (including the Original Premises and the Expansion Space) shall be paid in accordance with the following table (which table replaces the table set forth in Section 1.1 of the Lease):

Period	Rate per RSF	Annual Base Rent	Monthly Base Rent

1/1/2014 to Expansion Rent Commencement Date*	$57.50	$2,506,195.00	$208,849.58

Expansion Rent Commencement Date to 12/31/2014	$57.50	$3,073,662.50	$256,138.54

1/1/2015-12/31/2015	$59.22	$3,165,605.10	$263,800.42

1/1/2016-12/31/2016	$61.00	$3,260,755.00	$271,729.58

1/1/2017-12/31/2017	$62.83	$3,358,577.60	$279,881.46

1/1/2018-12/31/2018	$64.72	$3,459,607.60	$288,300.63

1/1/2019-12/31/2019	$66.66	$3,563,310.30	$296,942.52

1/1/2020-12/31/2020	$68.66	$3,670,220.30	$305,851.69

1/1/2021-12/31/2021	$70.72	$3,780,337.60	$315,028.13

1/1/2022-12/31/2022	$72.84	$3,893,662.20	$324,471.85

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*Notwithstanding anything in this Section of the Lease to the contrary, Tenant shall be entitled to an abatement of Base Rent with respect to the Original Premises in the amount of $208,849.58 per month for six (6) consecutive full calendar months of the Base Term beginning on the Lease Commencement Date, subject to the terms and conditions set forth in Section 4.2 of the Lease.

5. Memorial Drive Rent Savings Event. Pursuant to Section 4.2 of the Lease, Landlord and Tenant split Tenant’s net rent savings under the Memorial Drive Lease on a 60% to Landlord and 40% to Tenant basis. The amount of such savings allocated to Landlord is applied as a credit against the Rent Abatement provided to Tenant during the Base Rent Abatement Period (and, accordingly, constitutes an additional rent obligation to Landlord in the same amount), as more particularly set forth in Section 4.2 of the Lease. Tenant represents to Landlord that there have been and may be Memorial Drive Rent Savings Events, which have resulted and may in the future result in additional rent payable to Landlord hereunder as follows: (a) $9,066.96 for the month of March, 2014 (receipt of which is hereby acknowledged by Landlord); and (b) to the extent actually received by Tenant only, $31,534.14 per month for the period from April 1, 2014 through March 31, 2015, payable monthly as provided in Section 4.2 of the Lease.

6. Parking. Tenant shall have as appurtenant to the Expansion Space 6 parking spaces in the Building garage, and 4 surface parking spaces, in accordance with Section 7.1 of the Lease. Tenant hereby confirms that, from and after the Expansion Space Commencement Date, Tenant’s commitment for parking for calendar year 2014 shall be a total of 34 parking spaces in the Building garage, and 19 surface parking spaces.

7. Additional Space. As a result of the increase in Tenant’s Share to 43.39%, Tenant’s Share of the 4,651 square feet of Storage Space in the Building’s Basement Storage Room is now 2,018 square feet of Storage Space, in accordance with and subject to the terms of Section 2.2 of the Lease. The expansion of the Premises with space associated with the Expansion Space is comprised of: (a) the 98.5 rentable square feet in the Storage Room in the location shown on Exhibit A-1, (b) an additional 172 rentable square feet in a location to be reasonably approved by Landlord in the lower level (basement/garage level) of the Building, as shown on Exhibit A-2; (c) an additional 372 rentable square feet of storage space in a location to be reasonably approved by Landlord in the basement Storage Space, as shown on Exhibit A-3; and (d) an additional 171 rentable square feet in a location to be reasonably approved by Landlord on the penthouse of the Building, as shown on Exhibit A-4.

8. Miscellaneous.

a. This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This Second Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors in interest.

c. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

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d. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively “Broker”) in connection with this transaction other than Jones Lang LaSalle and Colliers International, and that no Broker, other than Jones Lang LaSalle and Colliers International, who shall be paid by Landlord pursuant to a separate Agreement, brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker (other than Jones Lang LaSalle and Colliers International) claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

e. As amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

TENANT:

BLUEBIRD BIO, INC., a Delaware corporation

By:	/s/ Jason F. Cole
Name:	Jason F. Cole
Its:	SVP, General Counsel

LANDLORD:

ARE-MA REGION NO. 50, LLC, a Delaware limited liability company
By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, member
	By:	ARE-QRS CORP., a Maryland corporation, general partner

		By:	/s/ Eric S. Johnson
		Name:	Eric S. Johnson
		Its:	Vice President
Real Estate Legal Affairs

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Second Amendment To Lease – Bluebird Bio/150 Second St., Cambridge MA	Page 6

EXHIBIT A

Plan of Expansion Space

See attached

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EXHIBIT B TO SECOND AMENDMENT TO LEASE

[Tenant Build]

WORK LETTER

THIS WORK LETTER (this “Work Letter”) is incorporated into that certain Second Amendment to Lease (the “Lease”) dated as of June 9, 2014 by and between ARE-MA REGION NO. 50, LLC, a Delaware limited liability company (“Landlord”), and Bluebird Bio, Inc., a Delaware corporation (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

a. Tenant’s Authorized Representative. Tenant designates Stacy Gilroy and Eric Sullivan (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either of Tenant’s Representatives at any time upon not less than 5 business days advance written notice to Landlord.

b. Landlord’s Authorized Representative. Landlord designates Jeff McComish, Joe Maguire, and William DePippo (any such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change any of Landlord’s Representatives at any time upon not less than 5 business days advance written notice to Tenant.

c. Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall use AHA Consulting Engineers for the MEP documents for the Tenant Improvements, and may use Lab Architects as the TI Architect, The Richmond Group as Tenant’s general contractor, and Mike Fletcher from Fletcher Martin Corporation as Project Manager. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2. Tenant Improvements.

a. Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Premises desired by Tenant of a fixed and permanent nature. Other than funding the TI Allowance (as defined below) as provided herein, and the installation of the “Demising Wall” (as hereinafter defined), Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy. Landlord hereby agrees to install, at Landlord’s sole expense, a wall demising the Expansion Space from the adjacent first floor premises in accordance with the specification attached hereto as Exhibit B-1 (“Demising Wall”) on a schedule which will coordinate with Tenant’s improvements in the Expansion Space and with the construction of improvements in the adjacent tenant space.

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b. Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements within 60 days of the date hereof. Not more than 10 business days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 5 business days thereafter. Such process shall continue until Landlord has approved the TI Design Drawings.

c. Working Drawings. Not later than 15 business days following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

d. Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Allowance (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3. Performance of the Tenant Improvements.

a. Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Allowance. Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any

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contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

b. Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.

c. Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

d. Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4. Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

a. Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 5 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

b. Implementation of Changes. If Landlord approves such Change and Tenant deposits with Landlord any Excess TI Costs (as defined in Section 5(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5. Costs.

a. Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred

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or that will be incurred, in connection with the design and construction of The Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord and shall include all of Landlord’s out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with, such monitoring of the construction of the Tenant Improvements, and shall be payable out of the TI Allowance (for avoidance of doubt, Landlord shall not be entitled to any project management or oversight fees in connection with the Tenant Improvements). If the Budget is greater than the TI Allowance, Tenant shall be solely responsible for the timely payment of all amounts in excess of the TI Allowance.

b. TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (“TI Allowance”) of $125.00 per rentable square foot of the Expansion Space, or $1,233,625.00 in the aggregate. The TI Allowance shall be disbursed in accordance with this Work Letter. Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the TI Allowance that is not disbursed before March 31, 2015.

c. Costs Includable in TI Allowance. The TI Allowance shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, and the cost of Changes (collectively, “TI Costs”). Notwithstanding the foregoing, Tenant shall have the right to apply up to $10.00 per rentable square foot of the Expansion Space TI Allowance toward soft costs, including, but not limited to, furniture, fixtures and equipment, telephone/data wiring, security access, architectural/design fees, in connection with the Expansion Space.

d. Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. Tenant shall be fully and solely liable for the timely payment of TI Costs and the cost of Minor Variations in excess of the TI Allowance.

e. Payment for TI Costs. During the course of design and construction of the Tenant Improvements, Landlord shall pay TI Costs once a month against a draw request in Landlord’s standard form, containing such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Allowance), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises.

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6. Miscellaneous.

a. Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

b. Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

c. Counterparts. This Work Letter may be executed in any number of counterparts but all counterparts taken together shall constitute a single document.

d. Governing Law. This Work Letter shall be governed by, construed and enforced in accordance with the internal laws of the state in which the Premises are located, without regard to choice of law principles of such State.

e. Time of the Essence. Time is of the essence of this Work Letter and of each and all provisions thereof.

f. Default. Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to perform any work hereunder or to fund any portion of the TI Allowance during any period Tenant is in Default under the Lease.

g. Severability. If any term or provision of this Work Letter is declared invalid or unenforceable, the remainder of this Work Letter shall not be affected by such determination and shall continue to be valid and enforceable.

h. Merger. All understandings and agreements, oral or written, heretofore made between the parties hereto and relating to Tenant’s Work are merged in this Work Letter, which alone (but inclusive of provisions of the Lease incorporated herein and the final approved constructions drawings and specifications prepared pursuant hereto) fully and completely expresses the agreement between Landlord and Tenant with regard to the matters set forth in this Work Letter.

i. Entire Agreement. This Work Letter is made as a part of and pursuant to the Lease and, together with the Lease, constitutes the entire agreement of the parties with respect to the subject matter hereof. This Work Letter is subject to all of the terms and limitation set forth in the Lease, and neither party shall have any rights or remedies under this Work Letter separate and apart from their respective remedies pursuant to the Lease.

[ Signatures on next page ]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

TENANT:

BLUEBIRD BIO, INC., a Delaware corporation

By:	/s/ Jason F. Cole
Name:	Jason F. Cole
Its:	SVP, General Counsel

LANDLORD:

ARE-MA REGION NO. 50, LLC, a Delaware limited liability company
By: ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, member
By: ARE-QRS CORP., a Maryland corporation, general partner

By:	/s/ Eric S. Johnson
Name:	Eric S. Johnson
Its:	Vice President
Real Estate Legal Affairs

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EXHIBIT B-1

Specification for Demising Wall

The Expansion Space shall be demised, per premises plan, with full height, one (1) hour fire-rated partition comprised of, 3-5/8” metal studs and one layer of 5/8” GWB each side. Partitions shall be sufficiently prepared for finish.

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